EXHIBIT 99.1

Sharps Compliance Reports Record Customer Billings of $10.5 Million for the Second Quarter of Fiscal 2016

  Record quarterly revenue of $10 million, excluding the Fiscal 2010 impact of the CDC contract
  Pharmaceutical Manufacturer billings increase 93%
  Home Health Care, Assisted Living and Professional billings increase 19%, 14% and 9%, respectively
  Delay in peak of flu season adversely impacted Retail market billings
  Legacy patient support business and higher treatment facility costs adversely impacted gross margin

HOUSTON, Jan. 27, 2016 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter and first six months of fiscal year 2016, which ended December 31, 2015.

Revenue in the second quarter of fiscal 2016 was $10.0 million, a 15% increase as compared to revenue of $8.7 million in the same prior year quarter. The Company reported operating income of $0.7 million in the second quarter of 2016, consistent with operating income of $0.7 million in the second quarter of fiscal 2015.  Sharps recorded net income of $0.6 million, or $0.04 per basic and diluted share in the second quarter of fiscal 2016, compared with net income of $0.7 million or $0.05 per basic and diluted share, in the second quarter of fiscal 2015.

Customer billings grew 21% to $10.5 million for the quarter ended December 31, 2015 compared to the prior year period. Customer billings and revenue for the quarter ended December 31, 2015 were at record levels for the Company, excluding customer billings recorded in fiscal year 2010 which included Centers for Disease Control and Prevention (“CDC”) contract related billings. The Company reported significant growth in the Pharmaceutical market and solid growth in the Home Health Care, Professional, Government and Assisted Living markets. Customer billings in the Retail market were down as a result of a delay in the peak of flu season, which the Company believes adversely impacted revenue by approximately $2.0 million based on its internal budgets. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

Comprehensive Provider of Waste Services

During the second quarter, Sharps expanded its route-based pick-up service with its acquisition of Bio-Team Mobile, a leading waste management provider serving Pennsylvania and Maryland.  The expansion complements the Company’s existing Northeast pick-up service operations as well as the Company’s mail-back offerings. Sharps is seeing continued success from these new offerings in many of its markets served.

David P. Tusa, President and Chief Executive Officer of Sharps, commented, “We achieved record revenue in the December 2015 quarter, driven by very strong growth in our Pharmaceutical Manufacturer, Home Health Care and Professional markets.  Our record revenue growth was notable, particularly given slower than expected Retail market billings resulting from a delay in the peak of flu shot activity. Our internal budgets reflected approximately $2.0 million in additional customer billings related to the flu shot season, but as many of you have seen in news reports, the peak flu season did not occur in December as it has historically, due to milder temperatures across the country. Many reports predict the peak of the flu season could occur in February 2016.”

In November of 2015, the Company announced that it had been awarded a Blanket Purchase Agreement (“BPA”) for the supply of its TakeAway Medication Recovery System™ envelopes to U.S. Department of Veterans Affairs ("VA") healthcare facilities nationwide as part of the VA's Consolidated Mail Outpatient Program. The awarded BPA allows, but does not obligate, the VA to purchase up to $7.0 million, per year, of TakeAway envelopes over a five year agreement period. The BPA is structured as a base year, plus four option years, agreement. There is no guarantee of volume and the BPA may be cancelled by either party upon a 30-day written advance notice to the other party.

The VA operates the nation's largest integrated healthcare system and this national program makes the TakeAway envelopes available to any of the 24 million Veterans who might require this service. The TakeAway envelopes meet all of the requirements of the DEA's October 2014 Secure and Responsible Drug Disposal Act for the proper and cost effective collection, transportation and treatment of consumer dispensed unused medication including controlled substances.

Mr. Tusa added, “Although we did not see significant Government orders in the December 2015 quarter, we do believe we could see an increase in the Government sector billings as early as the March 2016 quarter as a direct result of the VA BPA. Additionally, we made very good progress on our new Northeast treatment facility and distribution warehouse and we believe we are on track to be operational by as early as the summer of 2016.”

Focused sales and marketing initiatives continue to drive revenue

Pharmaceutical Manufacturer billings increased 93% to $2.5 million in the second quarter of fiscal 2016 compared to $1.3 million in the second quarter of fiscal 2015.  On a trailing twelve month basis, billings in the Pharmaceutical Manufacturer segment grew 36% to $5.9 million.  During the second quarter, the Company filled orders for new inventory builds for four patient support programs.  Sharps expects to launch two additional patient support programs for new drug therapies over the next three to four quarters.

Professional market billings grew 9% to $1.9 million in the second quarter of fiscal 2016 as the Company continued its focus on educating the small quantity generator sector, which consists largely of physicians, dentists, veterinarians and other healthcare professionals, on the favorable economics and convenience of the Sharps Recovery System™.  The Company’s inside and online sales channel, which focuses primarily on the Professional market, realized a 12% increase in billings to $1.6 million in the fiscal 2016 second quarter from $1.4 million in the same prior year period.

Retail market billings decreased 1% to $3.0 million compared with $3.1 million in the prior year period reflecting a $0.7 million decrease in flu shot related orders, partially offset by a $0.6 million increase in sales of TakeAway Medication Recovery System envelopes which were launched by certain retail pharmacies during the quarter. For the trailing twelve month period, Retail market billings increased 9% to $8.5 million reflecting a $1.2 million increase due to sales of TakeAway Medication Recovery System envelopes, partially offset by lower flu shot related orders in the trailing twelve months.  Despite the delay in the peak flu season, Sharps expects the retail market to continue to drive long-term growth for the Company as consumers increasingly use alternative sites, such as retail pharmacies, to obtain flu and other immunizations.

Government billings grew by 61% to $0.2 million compared to $0.15 million in the second quarter of 2015, primarily related to sales of the Company’s MedSafe® solutions to multiple Government agencies.

Home Health Care market billings grew 19% to $2.1 million for the second quarter of fiscal 2016 as compared to $1.8 million in the second quarter of fiscal 2015 due to the timing of distributor orders.  Second quarter Assisted Living billings grew 14% to $0.5 million.

Mr. Tusa continued, “Many of our markets are beginning to see the positive impact from offering both the mailback and route based-pick up service to our small and medium quantity generators. Our inside sales team members are well trained and qualified to offer the service that best meets the needs of the customer.”

Operating performance

Gross margin was 33.2% in the second quarter of fiscal 2016 compared to gross margin of 37.1% in the second quarter of fiscal 2015.  Gross margin in the quarter was adversely impacted by about $0.6 million in revenue from a legacy Pharmaceutical Manufacturer patient support program with little or no upfront margin (split revenue model) and by operating costs related to the Company’s existing treatment facility, the majority of which are not expected to reoccur for fifteen to thirty-six months. The normalized and expected gross margin for the quarter was 39%.

Selling, general and administrative (SG&A) expense increased 7% to $2.6 million in the second quarter of 2016 but declined as a percentage of sales to 26% as compared to 28% of sales in the second quarter of fiscal 2015. SG&A for the second quarter of fiscal 2016 includes $0.1 million of acquisition related costs associated with the Company’s acquisition of Bio-Team Mobile in December 2015. Without these acquisition related costs, SG&A increased 4% compared to the second quarter of fiscal 2015.

The Company reported operating income of $0.7 million in the second quarter of fiscal 2016, consistent with operating income of $0.7 million in the second quarter of fiscal 2015.

Sharps achieved EBITDA of $0.9 million in the second quarter of fiscal 2016, as compared to EBITDA of $1.0 million in the second quarter of fiscal 2015.

First Half Fiscal 2016 Review

Sharps recorded revenue of $17.9 million in the first six months of fiscal 2016, an increase of 14% compared to revenue of $15.7 million in the first six months of fiscal 2015. Customer billings increased 15% to $18.5 million in the first half of fiscal 2016. Pharmaceutical Manufacturer billings increased 40% to $3.8 million in the first half of fiscal 2016 as compared to $2.7 million in the first half of 2015. Home Health Care billings increased 15% to $4.0 million in the first six months of fiscal 2016 as compared to $3.5 million in the same prior year period. Government billings increased 149% to $0.7 million in the first six months of fiscal 2016 as compared to $0.3 million in the same prior year period. Professional billings increased 13% to $3.6 million in the first six months of fiscal 2016 as compared to $3.2 million in the same prior year period. Assisted Living billings increased 15% to $1.0 million in the first six months of fiscal 2016 as compared to $0.9 million in the same prior year period. In the first six months of fiscal 2016, Retail billings declined 5% to $4.8 million as compared to $5.1 million in the first six months of fiscal 2015, primarily due to the timing of flu shot related business. Despite the delay in the peak flu season, sales to this market are trending upward as demonstrated by a 9% increase in trailing twelve months sales when compared with the prior year's trailing twelve month period. While this market traditionally experiences volatility on a quarter-by-quarter basis, due to variability in demand for flu shot solutions, the growing trend of retail pharmacies expanding the healthcare services they provide helps drive growth for the Company.

Fiscal 2016 year-to-date gross margin was 34.7% as compared to gross margin of 35.3% in the first six months of fiscal 2015. SG&A expense increased 9% to $5.2 million in the first half of fiscal 2016. SG&A for the first half of fiscal 2016 includes $0.2 million of acquisition related costs associated with the Company’s acquisition of Alpha Bio/Med in July 2015 and Bio-Team Mobile in December 2015. Without these acquisition related costs, SG&A increased 6% compared to the first half of fiscal 2015 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded operating income of $0.9 million in the first half of fiscal 2016 as compared to operating income of $0.7 million in the first half of fiscal 2015.

Sharps achieved EBITDA of $1.3 million in the first six months of fiscal 2016 as compared to EBITDA of $1.1 million in the first six months of fiscal 2015. Net income in the first half of fiscal 2016 was $0.8 million or $0.05 per basic and diluted share, compared to a net income of $0.7 million or $0.04 per basic and diluted share in the first six months of fiscal 2015.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $14.5 million at December 31, 2015 compared to $15.2 million at June 30, 2015.  In January 2013, the Company’s Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period.  The program has been extended through January 2017.  Since the inception of the program and through December 31, 2015, the Company repurchased 259,272 shares under the program at a cost of $1.3 million, leaving a remaining amount of $1.7 million for potential purchases under the program. For the quarter and fiscal year to date ended December 31, 2015, the Company repurchased 68,022 shares at a cost of $0.5 million.

Outlook

Mr. Tusa concluded, “We continue to focus on the four major components of our growth strategy, which include driving strong organic growth in all of our key markets, introducing new and value-added products and services, capitalizing on large Government-related opportunities and closing acquisitions that complement our existing service offerings and enable us to focus on core, recurring revenue, from the small to medium quantity generator market.”

Second quarter fiscal year 2016 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782.  International callers may access the call by dialing (201) 689-8567.  The webcast can be monitored at www.sharpsinc.com.  Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through February 27, 2016.  To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13628309.  A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company also offers its route-based pick-up service in Pennsylvania, Maryland, Ohio, Texas, Louisiana and Virginia.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change

Revenue	$9,992	$8,693	14.9%	$17,861	$15,740	13.5%

Cost of revenue	6,673	5,465	22.1%	11,663	10,178	14.6%
Gross profit	3,319	3,228	2.8%	6,198	5,562	11.4%
Gross margin	33.2%	37.1%		34.7%	35.3%
SG&A expense	2,585	2,415	7.0%	5,181	4,738	9.3%
Depreciation and amortization	70	69	1.4%	122	154	(20.8%)

Operating income	664	744		895	670
Operating margin	6.6%	8.6%		5.0%	4.3%
Interest income	9	10		18	18

Income before income taxes	673	754		913	688
Income tax expense	58	5		78	13
Net income	$615	$749		$835	$675

Net income per share
Basic	$0.04	$0.05		$0.05	$0.04
Diluted	$0.04	$0.05		$0.05	$0.04

Weighted Average Shares Outstanding
Basic	15,467	15,281		15,443	15,285
Diluted	16,062	15,423		15,994	15,428

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2015	June 30, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$14,459	$15,157
Accounts receivable, net	6,306	6,647
Inventory	3,787	2,738
Prepaid and other current assets	612	733
Total current assets	25,164	25,275
Property, plant and equipment, net	4,266	3,810
Goodwill	1,039	-
Intangible assets, net	1,204	666
Total assets	$31,673	$29,751

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,723	$1,770
Accrued liabilities	2,407	1,917
Deferred revenue	2,264	1,877
Total current liabilities	6,394	5,564
Long-term deferred revenue	511	483
Other long-term liabilities	216	118
Total liabilities	7,121	6,165
Stockholders’ equity:
Total stockholders' equity	24,552	23,586
Total liabilities and stockholders' equity	$31,673	$29,751

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(unaudited)

	Three-Months Ended December 31,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Retail	$3,037	28.8%	$3,065	$(28)	(0.9%)
Home Health Care	2,091	19.9%	1,752	339	19.3%
Professional	1,861	17.7%	1,707	154	9.0%
Pharmaceutical Manufacturer	2,515	23.9%	1,303	1,212	93.0%
Assisted Living	518	4.9%	455	63	13.8%
Government	242	2.3%	150	92	61.3%
Environmental	75	0.7%	46	29	63.0%
Other	188	1.8%	195	(7)	(3.6%)
Subtotal	$10,527	100.0%	$8,673	$1,854	21.4%
GAAP Adjustment *	(535)		20	(555)
Revenue Reported	$9,992		$8,693	$1,299	14.9%

	Six-Months Ended December 31,
	2015	% Total	2014	$ Change	%
BILLINGS BY MARKET:
Retail	$4,786	25.9%	$5,060	$(274)	(5.4%)
Home Health Care	4,042	21.8%	3,505	537	15.3%
Professional	3,572	19.3%	3,158	414	13.1%
Pharmaceutical Manufacturer	3,754	20.3%	2,688	1,066	39.7%
Assisted Living	1,044	5.6%	905	139	15.4%
Government	706	3.8%	284	422	148.6%
Environmental	154	0.9%	140	14	10.0%
Other	450	2.4%	428	22	5.1%
Subtotal	$18,508	100.0%	$16,168	$2,340	14.5%
GAAP Adjustment *	(647)		(428)	(219)
Revenue Reported	$17,861		$15,740	$2,121	13.5%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(unaudited)

	Three-Months Ended December 31,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$5,977	56.8%	$4,218	$1,759	41.7%
Distributors	2,988	28.4%	3,056	(68)	(2.2%)
Inside and Online Sales	1,562	14.8%	1,399	163	11.7%
Total Billings By Channel	$10,527	100.0%	$8,673	$1,854	21.4%

	Six-Months Ended December 31,
	2015	% Total	2014	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$10,066	54.4%	$7,830	$2,236	28.6%
Distributors	5,473	29.6%	5,835	(362)	(6.2%)
Inside and Online Sales	2,969	16.0%	2,503	466	18.6%
Total Billings By Channel	$18,508	100.0%	$16,168	$2,340	14.5%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA
(in thousands)
(unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Income	$615	$749	$835	$675

Income tax expense	58	5	78	13
Interest income	(9)	(10)	(18)	(18)
Depreciation and amortization	191	218	379	460

EBITDA	$855	$962	$1,274	$1,130

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income Per Share*
(in thousands, except per share data)
(unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Income	$615	$749	$835	$675

Diluted net income per share	$0.04	$0.05	$0.05	$0.04

Adjustments:
Acquisition costs	74	-	151	-
Adjustments	74	-	151	-
Adjusted Net Income	$689	$749	$986	$675

Adjusted diluted net income per share	$0.04	$0.05	$0.06	$0.04

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:

Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer
Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com